EXHIBIT 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

May 7, 2013

Ashland Inc.

3.000% Senior Notes Due 2016

3.875% Senior Notes Due 2018

4.750% Senior Notes Due 2022

6.875% Senior Notes Due 2043

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Ashland Inc., a Kentucky corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $600,000,000 aggregate principal amount of new 3.000% Senior Notes due 2016 (the “Exchange 2016 Notes”) for a like aggregate principal amount of outstanding 3.000% Senior Notes due 2016, which have certain transfer restrictions (the “Original 2016 Notes”), $700,000,000 aggregate principal amount of new 3.875% Senior Notes due 2018 (the “Exchange 2018 Notes”) for a like aggregate principal amount of outstanding 3.875% Senior Notes due 2018, which have certain transfer restrictions (the “Original 2018 Notes”), $1,125,000,000 aggregate principal amount of new 4.750% Senior Notes due 2022 (the “Exchange 2022 Notes”) for a like aggregate principal amount of outstanding 4.750% Senior Notes due 2022, which have certain transfer restrictions (the “Original 2022 Notes”) and $375,000,000 aggregate principal amount of new 6.875% Senior Notes due 2043 (the “Exchange 2043 Notes” and, together with the Exchange 2016 Notes, the Exchange 2018 Notes and the Exchange 2022 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 6.875% Senior Notes due 2043, which have certain transfer restrictions (the “Original 2043 Notes”).

The Exchange 2016 Notes, the Exchange 2018 Notes and the Exchange 2043 Notes are to be issued pursuant to the indenture dated as of February 26, 2013, between the Company and U.S. Bank National Association, as trustee (the “2016/2018/2043 Trustee”), as supplemented by the first supplemental indenture, dated as of February 26, 2013, and by the second supplemental indenture, dated as of March 14, 2013 (such indenture, as so supplemented, the “2016/2018/2043

Indenture”). The Exchange 2022 Notes are to be issued pursuant to the indenture dated as of August 7, 2012, between the Company and U.S. Bank National Association, as trustee (the “2022 Trustee”), as supplemented by the first supplemental indenture, dated as of February 26, 2013 (the “2022 Indenture” and, together with the 2016/2018/2043 Indenture, the “Indentures”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indentures and the forms of Exchange Notes included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that each Indenture has been duly authorized, executed and delivered by the Company and the applicable Trustee and that the form of the Exchange Notes will conform to that included in the applicable Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Exchange Notes have been duly authorized by the Company, the Exchange Notes, when executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Kentucky.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Ashland Inc.

50 E. RiverCenter Boulevard

P.O. Box 391

Covington, Kentucky 41012-0391

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